EXHIBIT 99.1

Energy Telecom Announces Sale of Its Telecom Eyewear by Brookstone

ST. AUGUSTINE, Fla., April 29, 2011 (GLOBE NEWSWIRE) -- Energy Telecom, Inc. (OTCBB:ENRG) is pleased to announce its Qmadix-branded IHarmonix telecom eyewear is now offered for sale by Brookstone, at www.brookstone.com.

Tom Rickards, president of Energy Telecom stated: "We are very pleased that Brookstone would feature the IHarmonix Qi-wear on its website and in its printed catalog. We believe this forward-looking communication and safety product fits easily into Brookstone's focus on innovative, unique and stylish products for those active in sports, outdoor living, and work environments requiring the ability to communicate while protecting one's sight and hearing. We wish to thank Brookstone for selling our communication and music-playing eyewear, Qmadix for securing this national distribution roll-out, and our manufacturing partners, including Samsin USA and Samsin Innotec."

About Energy Telecom

Energy Telecom holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of the world's only hands-free, wireless communication eyewear providing quality sound, and noise attenuation. Various models of the eyewear will be used by police, fire, rescue, military and security personnel, and by those working in bio-hazardous, mining, construction and heavy manufacturing. The eyewear will also be worn by those using cellular and smart phones for voice communication, and for listening to high-fidelity streaming stereo.

The Energy Telecom, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6947

Statements contained in this news release, other than those identifying historical facts, constitute 'forward-looking statements' within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company's future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

CONTACT: Tom Rickards
         Energy Telecom, Inc.
         904.819.8995
         trickards@energytele.com